Exhibit 99
February 23, 2009
Edward J. Swotek, Senior Vice President
Immediately
TierOne Corporation Reports Fourth Quarter and Fiscal Year 2008 Financial Results
Bank Capital and Liquidity Positions Remain Strong
LINCOLN, NE – February 23, 2009 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported today that the Company recorded a net loss of $3.8 million, or ($0.22) per diluted share, for the three months ended December 31, 2008 as it continued efforts to build reserves. The fourth quarter 2008 loss compares to a net loss of $18.4 million, or ($1.09) per diluted share, for the same period in 2007. The results for the three months ended December 31, 2008 include the impact of a $1.8 million non-cash charge to establish a valuation reserve against the Company’s net deferred tax assets.
For the fiscal year ended December 31, 2008, the Company recorded a net loss of $75.2 million, or ($4.46) per diluted share, compared to a net loss of $12.4 million, or ($0.74) per diluted share, in 2007. In response to the nation’s challenging economic environment and the continued stress on real estate values, the Company recorded provisions for loan losses of $84.5 million for the year ended December 31, 2008 compared to $68.1 million in 2007. The Company also recorded a $42.1 million non-cash goodwill impairment charge in early 2008.
“The widespread scope of our nation’s weakening economy has had an unprecedented impact on nearly all aspects of the banking, financial, housing and consumer markets,” said Gilbert G. Lundstrom, chairman and chief executive officer. “Despite these many formidable challenges, the Bank’s capital position remains strong. We remain very focused on building upon our core operations, achieving results from the many initiatives we have implemented and further reinforcing our capital position as we manage our way through this period of severe economic disruption.”
At December 31, 2008, the Bank’s core and total risk-based capital ratios were 8.9 percent and 11.6 percent, respectively. An institution is considered “well capitalized” by the Office of Thrift Supervision (“OTS”) if its core and total risk-based capital ratios exceed 5.0 percent and 10.0 percent, respectively. The OTS is the Bank’s primary federal regulator. As later discussed, the Bank’s year-end 2008 core and total risk-based capital levels also exceed elevated OTS requirements of 8.5 percent and 11.0 percent, respectively. The Bank’s capital position was further strengthened following a $10.0 million capital contribution from the Company to the Bank in the fourth quarter and the continued realignment of the Bank’s loan portfolio to lower risk-weighted assets. According to September 30, 2008 data furnished by the FDIC, the latest information available, the Bank’s total risk-based and core capital levels ranked the Bank as the second and fourth highest, respectively, among the ten largest banks operating in Nebraska even prior to the additional $10.0 million capital contribution the Bank received from the Company in the fourth quarter.
Synopsis of Fourth Quarter and Fiscal Year 2008 Performance
Net Interest Income
Net interest income for the three months ended December 31, 2008 was $19.6 million, a decrease of 21.5 percent, compared to $24.9 million for the same period one year ago. For the year ended December 31, 2008, net interest income declined 24.8 percent to $87.4 million compared to $116.1 million for 2007. The declines in net interest income for the three- and twelve-month periods ended December 31, 2008 were primarily attributable to reductions in interest income earned on loans receivable due to the lower interest rate environment throughout 2008 and increased levels of nonperforming loans which were placed on a non-accrual status.
Average interest rate spread and net interest margin for the three months ended December 31, 2008 were 2.30 percent and 2.58 percent, respectively, compared to 2.63 percent and 3.04 percent, respectively, for the same period in 2007. For the year ended December 31, 2008, average interest rate spread and net interest margin were 2.52 percent and 2.83 percent, respectively, compared to 3.15 percent and 3.58 percent, respectively, for 2007. The decline in average interest rate spread and net interest margin for both periods was primarily due to a declining interest rate environment, especially in the later half of 2008, as the Federal Reserve aggressively lowered key interest rates in an effort to boost the U.S. economy and an increase in the Bank’s nonperforming loans.
Noninterest Income
For the three months ended December 31, 2008, noninterest income decreased 14.2 percent to $7.3 million compared to $8.5 million for the same period one year ago. The decline in noninterest income in the fourth quarter of 2008 was primarily the result of a $1.3 million valuation adjustment to the Bank’s mortgage servicing rights due to projected higher prepayment speeds related to the lower interest rate environment.
For the year, 2008 noninterest income totaled $31.5 million, an increase of 3.7 percent, compared to $30.3 million earned in 2007. The increase was driven primarily by a $1.8 million increase in deposit and debit card-related fees and a $1.7 million recovery of a TransLand Financial Services, Inc. (“TransLand”) receivable previously written off in 2007. These increases were partially offset by a $1.4 million mortgage servicing rights valuation adjustment and a $1.2 million increase in other-than-temporary impairment charge on investment securities due to current market conditions.
Noninterest Expense
Noninterest expense for the three months ended December 31, 2008 was $19.5 million, a decrease of 15.7 percent, compared to $23.1 million for the three months ended December 31, 2007. Quarter-over-quarter, the decline in noninterest expense was primarily attributable to a $3.7 million decrease in salaries and employee benefits resulting from reduced stock-based compensation expense, reduced loan production compensation and a reduction in staff associated with the closure of the Bank’s nine loan production offices. The fourth quarter 2008 decline in noninterest expense further resulted from reductions of $987,000 of legal expense and $506,000 of advertising expense partially offset by a $1.5 million increase in FDIC insurance premium expense.
Excluding the $42.1 million non-cash goodwill impairment charge recorded during the first quarter of 2008, total noninterest expense for the twelve months ended December 31, 2008 decreased 10.0 percent to $85.5 million compared to $95.1 million for 2007. The decline in 2008 noninterest expense primarily resulted from a $7.0 million reduction in salary and employee benefits expense of which $5.4 million consisted of reductions of stock-based compensation expense. The decrease in 2008 noninterest expense was also impacted by the recognition of a net $3.1 million TransLand receivable which was previously written-off in 2007 and a $1.3 million reduction in 2008 advertising expense. Offsetting these declines was a $2.8 million increase in FDIC insurance premium expense.
Asset Quality
Nonperforming assets, which consist of nonperforming loans (loans 90 days or more past due) and net other real estate owned and repossessed assets (“OREO”), at December 31, 2008 totaled $179.5 million compared to $159.9 million at September 30, 2008 and $134.9 million at December 31, 2007. The increase in nonperforming assets for the three months ended December 31, 2008 was primarily attributable to an $18.4 million increase in OREO.
Total nonperforming loans at December 31, 2008 were $142.2 million, or 5.11 percent of net loans, compared to $141.0 million, or 5.08 percent of net loans, at September 30, 2008 and $128.5 million, or 4.32 percent of net loans, at December 31, 2007. Nonperforming loans at December 31, 2008 were primarily comprised of $58.4 million of land and land development loans, $51.3 million of residential construction loans and $16.7 million of commercial construction loans.
Nonperforming land and land development loans declined $6.0 million to $58.4 million at December 31, 2008 compared to $64.5 million at September 30, 2008. At December 31, 2008, nonperforming land and land development loans consisted of 16 residential properties in Nevada totaling $43.9 million, six residential properties in Nebraska totaling $4.4 million, eight residential properties in Florida totaling $4.1 million, four residential properties in Arizona totaling $3.2 million and eleven residential properties located in other states totaling $2.9 million.
At December 31, 2008, nonperforming residential construction loans were $51.3 million, an increase of $9.5 million, compared to $41.8 million at September 30, 2008. The increase in nonperforming residential construction loans for the fourth quarter of 2008 was primarily concentrated in properties generally located in South Carolina and Nevada. The Bank’s nonperforming residential construction loan portfolio at December 31, 2008 included 96 properties located in the states of South Carolina at $13.9 million, Nevada at $12.4 million, Arizona at $7.8 million, Florida and North Carolina at $5.5 million each and other states at an aggregate of $6.1 million.
Nonperforming commercial construction loans at December 31, 2008 were $16.7 million compared to $18.5 million at September 30, 2008. These nonperforming loans are primarily secured by one upscale condominium development located in suburban Las Vegas.
Other real estate owned and repossessed assets totaled $37.2 million at December 31, 2008 compared to $18.8 million at September 30, 2008 and $6.4 million at December 31, 2007. The $18.4 million increase in OREO during the fourth quarter of 2008 followed the foreclosure of two commercial real estate properties in Nevada totaling $14.4 million and the foreclosure of other selected commercial real estate/land development and residential properties in Nebraska, Minnesota and Florida. The Company is actively engaged in working with potential buyers for these properties. These resultant steps follow the logical progression of the Bank’s process of resolving nonperforming assets and working toward final disposition in an orderly manner.
Delinquent loans, or those loans considered 30 – 89 days past due, were $70.4 million at December 31, 2008 compared to $50.1 million at September 30, 2008 and $52.5 million at December 31, 2007. The increase in delinquent loans during the fourth quarter of 2008 was primarily attributable to a single residential construction/land development borrower in the Las Vegas area totaling $17.3 million.
The allowance for loan losses was $63.2 million at December 31, 2008 compared to $63.0 million at September 30, 2008 and $66.5 million at December 31, 2007. The allowance for loan losses as a percent of net loans at December 31, 2008 was 2.27 percent compared to 2.24 percent one year ago. The Bank recorded a provision for loan losses of $10.8 million for the fourth quarter of 2008 compared to $38.9 million for the fourth quarter of 2007. The decline in quarter-over-quarter loan loss provisioning was the result of aggressive efforts in late 2007 and early 2008 to establish reserves and a comparatively lower loan default rate in the latest quarterly period.
Loan charge-offs, net of recoveries, were $10.3 million, or 1.54 percent of average loans outstanding, for the three months ended December 31, 2008 compared to $28.5 million, or 3.89 percent of average loans outstanding, for the same period one year ago. Net charged-off loans for the three months ended December 31, 2008 primarily consisted of $3.4 million of residential construction loans, $3.3 million of commercial construction loans and $2.6 million of land and land development loans.
More than one-half (54.7 percent, or $1.5 billion) of the Company’s $2.8 billion net loan portfolio at December 31, 2008 was secured by property located in its primary market area of Nebraska, Iowa and Kansas. Loans secured by property in states where the Company previously had loan production offices (Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina) totaled $693.5 million, or 24.9 percent of net loans, at year-end 2008. Remaining states comprised $567.8 million, or 20.4 percent, of net loans. In 2008, the Company reduced its total loan exposure in former loan production office states by 30.2 percent, or $330.7 million.
While loan production office states accounted for 24.9 percent of net loans at December 31, 2008, these six states represented 74.6 percent, or $106.1 million, of the Company’s $142.2 million of nonperforming loans. Nevada nonperforming loans were $71.3 million, or 50.1 percent, of the Company’s total nonperforming loans at December 31, 2008 compared to nonperforming levels of $79.5 million and $86.0 million at September 30, 2008 and June 30, 2008, respectively. Nonperforming loans in the primary market states of Nebraska, Iowa and Kansas totaled $19.0 million, or 13.4 percent of the total, at year-end 2008. All other states at December 31, 2008 had $17.1 million, or 12.0 percent, of the Company’s nonperforming loans.
The Bank maintains a corporate policy of not participating in subprime residential real estate lending or negative amortizing mortgage products for loans placed into portfolio. The OTS defines subprime loans as loans to borrowers displaying one or more credit risk characteristics including lending to a borrower with a credit bureau risk score (“FICO”) of 660 or below. Furthermore, the Bank has not participated in collateralized loan obligations, collateralized debt obligations, structured investment vehicles or asset-backed commercial paper.
Consolidated Statements of Financial Condition
At December 31, 2008, total assets were $3.3 billion, a decrease of 6.2 percent, compared to $3.5 billion one year ago. The year-over-year decline in total assets was primarily attributable to a $193.9 million reduction in net loans receivable and a $42.1 million write-

off of goodwill partially offset by a $30.8 million increase in net real estate owned and repossessed assets.
Total liabilities at December 31, 2008 declined 4.5 percent to $3.0 billion compared to $3.2 billion at December 31, 2007. The decline in 2008 total liabilities was driven primarily by a $123.3 million decline in total deposits resulting from a less aggressive depository pricing strategy implemented following the termination of a previously announced merger in the first quarter of 2008 and a $20.4 million decline in FHLBank Topeka advances and other borrowings.
Stockholders’ equity at December 31, 2008 totaled $270.6 million, a decline of 21.7 percent, compared to $345.6 million at year-end 2007. A $77.3 million decline in retained earnings, the product of after-tax loan loss provisions and a $42.1 million write-off of goodwill, was primarily responsible for the decline in 2008 stockholders’ equity.
Other Developments
In order to preserve capital, on November 24, 2008, the Company announced it had elected to defer payments of interest on its floating rate junior subordinated deferrable debt securities related to $30.0 million of trust preferred securities originated in 2004. As permitted under the terms of the agreement between the Company and the trustee holding the securities, the Company has the right to extend the interest payment period at any time for up to 20 consecutive quarterly periods, with certain restrictions, without constituting an event of default. At the end of the deferral period, all accrued and unpaid interest is due and payable at the same contractual rate that would have been payable were it not for the extension.
In mid-January 2009, the Bank entered into a supervisory agreement with the OTS setting forth steps the Bank is taking in response to regulatory concerns regarding its previous operating results and to address the current economic environment facing the banking and financial industry. These steps include a review and potential revision to the Bank’s business strategies impacting selected lending policies, procedures and reporting, enhancements to certain credit administration and underwriting functions, restrictions on capital distribution and suspension of dividend payments and elevated capital requirements. The Bank has fulfilled many of the obligations set forth in the supervisory agreement and is in the process of undertaking actions to comply with the remaining requirements. Compliance with the supervisory agreement is not expected to have a material adverse effect on the Company’s or the Bank’s business or operations.
In mid-February 2009, the Bank received proceeds from a lawsuit filed in July 2008 on a bond insuring the Bank for up to $7.5 million against fraudulent losses related to TransLand. The $7.5 million insurance claim was recorded as a receivable in the third quarter of 2007.

At December 31, 2008, this receivable was included in other assets in the Company’s Statement of Financial Condition.
Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.3 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.
Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, unanticipated deterioration in the Company’s loan portfolio; changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions, including any unanticipated issues that could impact management’s judgment as to the adequacy of loan loss reserves; inability to achieve expected results pursuant to the Company’s plan to address asset quality, restore long-term profitability and increase capital; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated events related to the supervisory agreement or actions by regulators; inability of the Bank and the Company to comply with the supervisory agreement; unanticipated issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation and Subsidiaries
Consolidated Statements of Financial Condition
December 31, 2008 (Unaudited) and December 31, 2007

(Dollars in thousands, except per share data)	December 31, 2008	December 31, 2007

ASSETS

Cash and due from banks	$73,567	$79,561
Funds held at Federal Reserve Bank	29,292	—
Federal funds sold	147,000	161,900

Total cash and cash equivalents	249,859	241,461

Investment securities:
Held to maturity, at cost which approximates fair value	48	70
Available for sale, at fair value	137,664	130,481
Mortgage-backed securities, available for sale, at fair value	3,133	6,689
Loans receivable:
Net loans (includes loans held for sale of $13,917 and $9,348 at December 31, 2008 and 2007, respectively)	2,782,220	2,976,129
Allowance for loan losses	(63,220)	(66,540)

Net loans after allowance for loan losses	2,719,000	2,909,589

FHLBank Topeka stock, at cost	47,011	65,837
Premises and equipment, net	35,316	38,028
Accrued interest receivable	16,886	21,248
Other real estate owned and repossessed assets, net	37,236	6,405
Goodwill	—	42,101
Other intangible assets, net	4,722	6,744
Mortgage servicing rights, net	14,806	14,530
Other assets	52,264	54,583

Total assets	$3,317,945	$3,537,766

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Deposits	$2,307,292	$2,430,544
FHLBank Topeka advances and other borrowings	668,849	689,288
Advance payments from borrowers for taxes, insurance and other escrow funds	34,064	30,205
Accrued interest payable	5,158	6,269
Accrued expenses and other liabilities	31,969	35,870

Total liabilities	3,047,332	3,192,176

Stockholders’ equity:

Preferred stock, $0.01 par value. 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value. 60,000,000 shares authorized; 18,034,878 and 18,058,946 shares issued at December 31, 2008 and 2007, respectively	226	226
Additional paid-in capital	367,028	366,042
Retained earnings, substantially restricted	17,364	94,630
Treasury stock, at cost; 4,540,197 and 4,516,129 shares at December 31, 2008 and 2007, respectively	(105,206)	(105,008)
Unallocated common stock held by Employee Stock Ownership Plan	(8,654)	(10,159)
Accumulated other comprehensive loss, net	(145)	(141)

Total stockholders’ equity	270,613	345,590

Total liabilities and stockholders’ equity	$3,317,945	$3,537,766

TierOne Corporation and Subsidiaries
Consolidated Statements of Operations

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans receivable	$39,268	$51,541	$172,247	$220,046
Investment securities	1,334	2,857	6,849	11,134
Other interest-earning assets	259	1,512	2,677	2,841

Total interest income	40,861	55,910	181,773	234,021

Interest expense:
Deposits	13,993	22,894	64,858	81,981
FHLBank Topeka advances and other borrowings	7,308	8,091	29,551	35,920

Total interest expense	21,301	30,985	94,409	117,901

Net interest income	19,560	24,925	87,364	116,120
Provision for loan losses	10,848	38,917	84,455	68,101

Net interest income (loss) after provision for loan losses	8,712	(13,992)	2,909	48,019

Noninterest income:
Fees and service charges	5,024	6,372	23,386	23,621
Debit card fees	989	928	4,028	3,420
Loss from real estate operations, net	(334)	25	(793)	(445)
Loss on impairment of securities	(485)	(188)	(1,434)	(188)
Net gain (loss) on sales of:
Loans held for sale	2,214	908	3,820	2,844
Other real estate owned	(54)	(40)	(142)	(225)
Other operating income	(75)	480	2,589	1,310

Total noninterest income	7,279	8,485	31,454	30,337

Noninterest expense:
Salaries and employee benefits	9,317	12,985	45,331	52,291
Goodwill impairment	—	—	42,101	—
Occupancy, net	2,218	2,307	9,692	9,520
Data processing	441	636	2,205	2,443
Advertising	745	1,251	3,760	5,041
FDIC insurance premium	1,601	65	3,051	250
Legal services	645	1,632	2,523	2,879
Other operating expense	4,494	4,207	18,976	22,633

Total noninterest expense	19,461	23,083	127,639	95,057

Loss before income taxes	(3,470)	(28,590)	(93,276)	(16,701)
Income tax expense (benefit)	283	(10,208)	(18,034)	(4,276)

Net loss	$(3,753)	$(18,382)	$(75,242)	$(12,425)

Net loss per common share, basic	$(0.22)	$(1.09)	$(4.46)	$(0.74)

Net loss per common share, diluted	$(0.22)	$(1.09)	$(4.46)	$(0.74)

Dividends declared per common share	$—	$0.08	$0.12	$0.31

Average common shares outstanding, basic (000’s)	16,889	16,838	16,880	16,719

Average common shares outstanding, diluted (000’s)	16,889	16,838	16,880	16,719

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds
(Unaudited)

	Three Months Ended December 31,
	2008			2007
	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Interest-earning assets:
Federal funds sold	$142,461	$214	0.60%	$132,883	$1,512	4.55%
Funds held at Federal Reserve Bank	25,452	45	0.71	—	—	—
Investment securities (1)	191,744	1,299	2.71	211,744	2,783	5.26
Mortgage-backed securities	3,424	35	4.09	7,300	74	4.05
Loans receivable (2)	2,668,234	39,268	5.89	2,924,805	51,541	7.05

Total interest-earning assets	3,031,315	40,861	5.39%	3,276,732	55,910	6.83%
Noninterest-earning assets	221,207			246,453

Total assets	$3,252,522			$3,523,185

Interest-bearing liabilities:
Interest-bearing checking accounts	$317,511	$611	0.77%	$312,907	$885	1.13%
Savings accounts	203,425	1,006	1.98	168,801	1,542	3.65
Money market accounts	252,584	822	1.30	356,416	2,667	2.99
Time deposits	1,319,124	11,554	3.50	1,408,287	17,800	5.06

Total interest-bearing deposits	2,092,644	13,993	2.67	2,246,411	22,894	4.08
FHLBank Topeka advances and other borrowings	667,973	7,308	4.38	702,991	8,091	4.60

Total interest-bearing liabilities	2,760,617	21,301	3.09%	2,949,402	30,985	4.20%
Noninterest-bearing accounts	148,041			139,956
Other liabilities	70,552			67,841

Total liabilities	2,979,210			3,157,199
Stockholders’ equity	273,312			365,986

Total liabilities and stockholders’ equity	$3,252,522			$3,523,185

Net interest-earning assets	$270,698			$327,330
Net interest income; average interest rate spread		$19,560	2.30%		$24,925	2.63%
Net interest margin (3)			2.58%			3.04%
Average interest-earning assets to average interest-bearing liabilities			109.81%			111.10%

(1)	Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.

(2)	Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.

(3)	Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds
(Unaudited)

	Year Ended December 31,
	2008			2007
	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Interest-earning assets:
Federal funds sold	$126,567	$2,632	2.08%	$59,189	$2,841	4.80%
Funds held at Federal Reserve Bank	5,387	45	0.84	—	—	—
Investment securities (1)	196,798	6,651	3.38	199,199	10,748	5.40
Mortgage-backed securities	4,637	198	4.27	9,309	386	4.15
Loans receivable (2)	2,752,756	172,247	6.26	2,976,069	220,046	7.39

Total interest-earning assets	3,086,145	181,773	5.89%	3,243,766	234,021	7.21%
Noninterest-earning assets	228,404			225,002

Total assets	$3,314,549			$3,468,768

Interest-bearing liabilities:
Interest-bearing checking accounts	$325,351	$2,656	0.82%	$326,545	$3,692	1.13%
Savings accounts	206,594	4,449	2.15	90,036	2,427	2.70
Money market accounts	309,481	4,905	1.58	385,210	11,699	3.04
Time deposits	1,290,469	52,848	4.10	1,287,195	64,163	4.98

Total interest-bearing deposits	2,131,895	64,858	3.04	2,088,986	81,981	3.92
FHLBank Topeka advances and other borrowings	669,189	29,551	4.42	812,360	35,920	4.42

Total interest-bearing liabilities	2,801,084	94,409	3.37%	2,901,346	117,901	4.06%
Noninterest-bearing accounts	148,122			135,617
Other liabilities	70,347			65,659

Total liabilities	3,019,553			3,102,622
Stockholders’ equity	294,996			366,146

Total liabilities and stockholders’ equity	$3,314,549			$3,468,768

Net interest-earning assets	$285,061			$342,420
Net interest income; average interest rate spread		$87,364	2.52%		$116,120	3.15%
Net interest margin (3)			2.83%			3.58%
Average interest-earning assets to average interest-bearing liabilities			110.18%			111.80%

(1)	Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.

(2)	Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.

(3)	Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Loan Portfolio Composition
     The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	December 31, 2008 (Unaudited)		December 31, 2007
(Dollars in thousands)	Amount	%	Amount	%

Real estate loans:
One-to-four family residential (1)	$384,614	12.99%	$314,623	9.41%
Second mortgage residential	76,438	2.58	95,477	2.86
Multi-family residential	199,152	6.73	106,678	3.19
Commercial real estate	356,067	12.03	370,910	11.10
Land and land development	396,477	13.39	473,346	14.16
Residential construction	229,534	7.75	513,560	15.36
Commercial construction	360,163	12.16	540,797	16.18
Agriculture	95,097	3.21	91,068	2.72

Total real estate loans	2,097,542	70.84	2,506,459	74.98

Business	250,619	8.46	252,712	7.56

Agriculture — operating	106,429	3.59	100,365	3.00

Warehouse mortgage lines of credit	133,474	4.51	86,081	2.58

Consumer loans:
Home equity	55,355	1.87	72,517	2.17
Home equity lines of credit	126,393	4.27	120,465	3.60
Home improvement	36,747	1.24	46,045	1.38
Automobile	89,202	3.01	87,079	2.60
Other	65,390	2.21	71,141	2.13

Total consumer loans	373,087	12.60	397,247	11.88

Total loans	2,961,151	100.00%	3,342,864	100.00%

Unamortized premiums, discounts and deferred loan fees	9,558		9,451
Loans in process (2)	(188,489)		(376,186)

Net loans	2,782,220		2,976,129

Allowance for loan losses	(63,220)		(66,540)

Net loans after allowance for loan losses	2,719,000		2,909,589

(1) Includes loans held for sale	$13,917		$9,348

(2) Loans in process represents the undisbursed portion of construction and land development loans.

TierOne Corporation and Subsidiaries
Allowance for Loan Loss Activity

	At or for the Three Months Ended December 31,		At or for the Year Ended December 31,
(Dollars in thousands)	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Allowance for loan losses at beginning of period	$62,964	$58,793	$66,540	$33,129
Charge-offs	(10,384)	(28,571)	(90,398)	(33,037)
Recoveries on loans previously charged-off	92	120	2,288	1,066
Provision for loan losses	10,548	36,198	84,790	65,382

Allowance for loan losses at end of period	$63,220	$66,540	$63,220	$66,540

Allowance for loan losses as a percentage of net loans	2.27%	2.24%	2.27%	2.24%
Allowance for loan losses as a percentage of nonperforming loans	44.45%	51.79%	44.45%	51.79%
Ratio of net charge-offs as a percentage of average loans outstanding	1.54%	3.89%	3.20%	1.07%

TierOne Corporation and Subsidiaries
Selected Financial and Other Data
(Unaudited)

(Dollars in thousands)	December 31, 2008	December 31, 2007

Selected Financial and Other Data:
Total assets	$3,317,945	$3,537,766
Cash and cash equivalents	249,859	241,461
Investment securities:
Held to maturity, at cost which approximates fair value	48	70
Available for sale, at fair value	137,664	130,481
Mortgage-backed securities, available for sale, at fair value	3,133	6,689
Loans receivable:
Loans held for sale	13,917	9,348
Total loans receivable	2,947,234	3,333,516
Unamortized premiums, discounts and deferred loan fees	9,558	9,451
Loans in process	(188,489)	(376,186)

Net loans	2,782,220	2,976,129
Allowance for loan losses	(63,220)	(66,540)

Net loans after allowance for loan losses	2,719,000	2,909,589

Deposits	2,307,292	2,430,544
FHLBank Topeka advances and other borrowings	668,849	689,288
Stockholders’ equity	270,613	345,590

Nonperforming loans	142,215	128,490
Nonperforming assets	179,451	134,895
Allowance for loan losses	63,220	66,540
Nonperforming loans as a percentage of net loans	5.11%	4.32%
Nonperforming assets as a percentage of total assets	5.41%	3.81%
Allowance for loan losses as a percentage of nonperforming loans	44.45%	51.79%
Allowance for loan losses as a percentage of net loans	2.27%	2.24%

	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Operating Ratios:	2008	2007	2008	2007

Average yield on interest-earning assets	5.39%	6.83%	5.89%	7.21%
Average rate on interest-bearing liabilities	3.09%	4.20%	3.37%	4.06%
Average interest rate spread	2.30%	2.63%	2.52%	3.15%
Net interest margin	2.58%	3.04%	2.83%	3.58%
Average interest-earning assets to average interest-bearing liabilities	109.81%	111.10%	110.18%	111.80%
Net interest income (loss) after provision for loan losses to noninterest expense	44.77%	-60.62%	2.28%	50.52%
Total noninterest expense to average assets	2.39%	2.62%	3.85%	2.74%
Efficiency ratio (1)	71.31%	67.92%	106.18%	63.78%
Return on average assets	-0.46%	-2.09%	-2.27%	-0.36%
Return on average equity	-5.49%	-20.09%	-25.51%	-3.39%
Average equity to average assets	8.40%	10.39%	8.90%	10.56%
Return on tangible equity (2)	-5.56%	-23.01%	-26.79%	-3.89%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.

(2)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders’ equity adjusted for goodwill and other intangible assets.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com
# # #